UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STATE BANK FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	27-1744232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 East Paces Ferry Road, NE, Suite 250, Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan

(Full title of the plan)

Joseph W. Evans

Chief Executive Officer

415 East Paces Ferry Road, NE, Suite 250

Atlanta, Georgia 30305

(404) 475-6599

(Name, address and telephone number of agent for service)

With Copies to:

J. Brennan Ryan

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

(404) 322-6218

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	3,160,000	$ 14.505(2)	$ 45,835,800(2)	$ 5,321.54(2)

(1)         Represents shares of common stock issuable under the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan. In addition to such shares, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.

(2)         In accordance with Rule 457(h) under the Securities Act of 1933, the registration fee is based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Capital Market on August 2, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Not required to be filed with the Securities and Exchange Commission (“SEC”).

Item 2.         Registrant Information and Employee Plan Annual Information.

Not required to be filed with the SEC.

Note:  The documents containing the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933.  Such documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents we have filed with the SEC are incorporated by reference into this Registration Statement, and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this Registration Statement and shall be a part of this Registration Statement from the date of filing of the documents:

(a)         our Annual Report on Form 10-K for the year ended December 31, 2010;

(b)        our Quarterly Report on Form 10-Q for the period ended March 31, 2011;

(c)         our Current Reports on Form 8-K or 8-K/A filed with the SEC on February 22, 2011, March 2, 2011, March 14, 2011, March 31, 2011, April 13, 2011, May 18, 2011, May 19, 2011, May 31, 2011 and August 2, 2011; and

(d)        the description of our common stock included in the Registration Statement on Form 8-A filed with the SEC on April 13, 2011, which incorporated by reference the description of our common stock included in Amendment No. 5 to our Registration Statement on Form 10 (File No. 000-54056) filed with the SEC on March 4, 2011.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under our bylaws, each of our directors and officers, absent certain circumstances, shall be indemnified by us for certain expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.  Expenses for which directors and officers may be indemnified include any judgment, settlement, penalty, fine or reasonable expenses (including attorneys’ fees and disbursements, court costs and expert witness fees).  We may advance expenses incurred with respect to any claim, action, suit or proceeding for which officers and directors may be indemnified before the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay that amount if it is ultimately determined that he or she is not entitled to indemnification under our bylaws.  In addition, our amended and restated articles of incorporation also provide that each of our directors and officers has the right to be indemnified by us to the maximum extent permitted by law.

Under the Georgia Business Corporation Code (the “GBCC”), a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation’s best interest (or not opposed thereto), as set forth in the GBCC.  Under the GBCC, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding.  The GBCC permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (a) the director’s certification that he or she acted in good faith and in the corporation’s best interest (or not opposed thereto); and (b) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The GBCC also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify.  We maintain directors and officers’ liability insurance for the benefit of our directors and officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form 10 filed on October 29, 2010)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm — Dixon Hughes Goodman LLP

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

Item 9.         Undertakings.

1.               The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 4, 2011.

STATE BANK FINANCIAL CORPORATION

By:	/s/ Joseph W. Evans
Joseph W. Evans
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Joseph W. Evans and J. Daniel Speight, and each one of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James R. Balkcom Jr.	Director	July 29, 2011
James R. Balkcom, Jr.

/s/ Archie L. Bransford, Jr.	Director	July 27, 2011
Archie L. Bransford, Jr.

/s/ Kim M. Childers	Chief Credit Officer, President and Director	July 29, 2011
Kim M. Childers

/s/ Joseph W. Evans	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2011
Joseph W. Evans

Director
Virginia A. Hepner

/s/ John S. Poelker	Chief Financial Officer (Principal Financial Officer)	July 28, 2011
John S. Poelker

/s/ J. Daniel Speight	Chief Operating Officer, Vice Chairman and Director	July 29, 2011
J. Daniel Speight

/s/ J. Thomas Wiley, Jr.	Director	July 27, 2011
J. Thomas Wiley, Jr.

Exhibit Index

Exhibit No.	Description

4.1	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of our Registration Statement on Form 10 filed on October 29, 2010)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm — Dixon Hughes Goodman LLP

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)